Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the ETF Series Trust. Such references are included in the Statement of Additional Information of Recon Capital NASDAQ 100 Covered Call ETF under “Independent Registered Public Accounting Firm” and the Prospectus under “Other Information”.

BBD, LLP

Philadelphia, Pennsylvania

November 18, 2013